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                                                                     EXHIBIT 5.1

                               September 17, 1999

Safeway Inc.
5918 Stoneridge Mall Road
Pleasanton, CA 94588

               Re:    Safeway Inc. Common Stock
                      Registration Statement on Form S-8

Ladies and Gentlemen:

               At your request, I have examined the Registration Statement on Form S-8, together with exhibits thereto (the "Registration Statement"), to be filed by Safeway Inc., a Delaware corporation (the "Company"), relating to the registration of an additional 5,600,000 shares of common stock, $.01 par value per share (the "Shares"), issuable in connection with the 1999 Amended and Restated Equity Participation Plan (the "1999 Plan"), of the Company. I am familiar with the proceedings undertaken by the Company in connection with the issuance of the Shares under the Plan and such questions of law and fact as I have deemed necessary in order to express the opinion hereinafter stated.

               Based on the foregoing, I am of the opinion that the Shares have been duly authorized, and upon issuance of the Shares under the terms of the Plan and delivery and payment therefor of legal consideration in excess of the aggregate par value of the Shares issued, such Shares will be validly issued, fully paid and nonassessable.

               I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                            Very truly yours,

                                            /s/ Michael C. Ross
                                            ------------------------------------
                                            Name:  Michael C. Ross
                                            Title: Senior Vice President,
                                                   Secretary and General Counsel